NEWS RELEASE

Contact:	Kelly McAndrew Public Relations (914) 767-7690	Mary Winn Settino Investor Relations (914) 767-7216

FOR IMMEDIATE RELEASE

ERIC J. FOSS ELECTED PRESIDENT AND CHIEF EXECUTIVE OFFICER
OF THE PEPSI BOTTLING GROUP
John T. Cahill to Remain Executive Chairman Until Early 2007
Barry H. Beracha Named Non-Executive Chairman Designate

SOMERS, N.Y., July 20, 2006 – The Pepsi Bottling Group, Inc. (NYSE: PBG) today announced that its Board of Directors has elected Eric J. Foss President and Chief Executive Officer of the Company effective immediately. Mr. Foss, 48, who most recently served as PBG’s Chief Operating Officer, was also elected to the Company’s Board of Directors.

Mr. Foss succeeds John T. Cahill, 49, who has been PBG’s Chief Executive since 2001. Mr. Cahill will remain as PBG’s Executive Chairman and a member of the Board of Directors through early 2007. Upon Mr. Cahill’s departure early next year, the Board has designated Barry H. Beracha, 64, currently one of PBG’s independent directors, to assume the role of Non-Executive Chairman. Mr. Beracha was elected to PBG’s Board in March 1999.

Governor Thomas H. Kean, PBG’s Presiding Director, said, “The Board is extremely grateful to John for his strategic leadership especially over the last five years. His contributions have been innumerable. He is leaving PBG in excellent shape, with a strong, tenured management team to take it forward. John began a dialogue with the Board one year ago, indicating that he wanted to begin the process of an orderly succession as he thought about the next phase of his professional career. We greatly appreciate the time and care with which John has managed this process, always focused on what would be best for PBG. We are pleased that John will remain with PBG until early 2007, working closely with Eric to ensure a smooth transition. John has always indicated to us that PBG would not be the last chapter in his career and we wish him the best as he pursues his next set of challenges.”

Under Mr. Cahill’s leadership, PBG has successfully executed its strategy and delivered substantial value for customers and shareholders. His accomplishments include building PBG into

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the leading bottler in the Pepsi network; gaining market share in a number of key regions; achieving double-digit growth in international territories; improving selling and execution across the organization; increasing PBG’s cash flow and dividend; and executing a number of successful acquisitions.

Mr. Foss has garnered extensive experience in both the U.S. and overseas during his 24 years in the Pepsi system. He is recognized as a world-class operator. During his tenure with PBG, Mr. Foss has led multiple initiatives designed to enhance PBG’s customer relationships, increase the Company’s selling and execution capabilities, and strengthen the organization.

Governor Kean continued, “Eric Foss is an accomplished leader who has demonstrated operational excellence as well as keen business acumen. Eric has driven strong business results and built exceptional relationships with business partners, customers and employees. As his responsibilities have expanded, he has successfully risen to each new challenge. Eric is the best possible candidate to replace John and we are thrilled to have an executive of his ability and experience to take the reins.

“I also believe that Barry will be a natural complement to Eric at the Board level. He brings with him significant public company experience, as well as strong international and industry affairs insight. Barry is one of the original members of our Board and has helped to shape PBG’s strategy over the years,” concluded Governor Kean.

Mr. Cahill said, “Eric has a long track record of success at PBG. He has demonstrated a broad range of leadership abilities, most recently leading our efforts to create customer-focused solutions through our innovative supply chain work. Eric has the backing of our exceptional management team and the full endorsement of our Board of Directors. PBG is having a great year and we have tremendous confidence in our future prospects. Eric is well equipped to assume this role and build on PBG’s success.”

Mr. Foss said, “I am very excited to lead PBG. John has significantly strengthened the Company during his tenure and we have put in place a strategy that I will continue to build upon. My two decades at PBG and Pepsi-Cola have allowed me to work at all levels and in all areas of this organization. This has provided me with a deep understanding of the organization’s strengths and opportunities. I look forward to leading our outstanding team through the next phase of PBG’s growth.”

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The Board also announced that Rogelio Rebolledo, Chairman of PBG Mexico, will resign from the PBG Board effective immediately. This will allow the Board to maintain the current balance of seven independent and four non-independent Directors.

Eric J. Foss most recently served PBG as its Chief Operating Officer, a position to which he was named in September 2005. Prior to that, he served as President of PBG North America. Mr. Foss joined Pepsi-Cola Company in 1982 and held a variety of increasingly responsible field and headquarters-based sales, marketing and general management positions. In 1990, Mr. Foss was named Vice President, Retail Strategy for Pepsi-Cola North America (PCNA). From 1994 to 1996, he served as General Manager of PCNA’s Great West Business Unit. In 1996, he was named General Manager of Pepsi-Cola’s Central Europe business. He returned to the United States in February 1999, when he joined PBG as Senior Vice President, U.S. Sales and Field Marketing. In 2000, Mr. Foss was appointed Executive Vice President and General Manager of PBG North America and, a year later, was named President, PBG North America. He serves on the Board of Directors of United Dominion Realty Trust, Inc. and on the Industry Affairs Council of the Grocery Manufacturers of America. Mr. Foss holds a Bachelor of Science degree in marketing from Ball State University.

Barry H. Beracha has served on the PBG Board for seven years. Mr. Beracha currently serves as the Chair of the Audit and Affiliated Transactions Committee and is a member of the Compensation and Management Committee. Mr. Beracha served as an Executive Vice President of Sara Lee Corp. and Chief Executive Officer of the Sara Lee Bakery Group, which was created when Sara Lee acquired The Earthgrains Company in 2001. He retired from Sara Lee in June 2003. He served as Chairman and CEO of The Earthgrains Company, which was spun off from Anheuser-Busch in 1996. Mr. Beracha also serves on the Board of Directors of McCormick & Co. and is Chairman of the Board of Trustees of St. Louis University.

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Forward-Looking Statements:

Statements made in this press release that relate to future performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual performance or results to materially differ. PBG undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in PBG’s Securities and Exchange Commission reports, including PBG’s annual report on Form 10-K for the year ended December 31, 2005.